CONTACTS:
Investors: Kathy Donovan	Media: Martha O'Gorman
Liberty Tax, Inc.	Liberty Tax, Inc.
Vice President, Chief Financial Officer	Chief Marketing Officer
(757) 493-8855	(757) 301-8022
investorrelations@libtax.com	martha@libtax.com

Liberty Tax Service Announces Fiscal 2015 First Quarter Results

VIRGINIA BEACH, VA - (Marketwired) - 08/28/14 - Liberty Tax, Inc. (NASDAQ: TAX) the parent company of Liberty Tax Service, today reported results for the first quarter ended July 31, 2014. Due to the seasonality of the business, the Company typically reports a loss in the first quarter when revenues are low and costs are ramping up to drive growth in the following season. The Company reported a net loss for the fiscal first quarter ended July 31, 2014, of $8.6 million, or $0.67 per share, compared to a net loss of $5.9 million, or $0.46 per share, in the prior year period. The Company reported an adjusted non-GAAP net loss of $0.63 per share compared to an adjusted non-GAAP net loss of $0.49 per share in the prior period.

“During our first quarter, we are primarily focused on expanding our office count, improving operations and preparing for the next tax season,” said John Hewitt, CEO. “We are just kicking off our selling season so it is difficult to predict the final numbers for this year, but we expect the Affordable Care Act to help drive significant growth for the next two to three years.”

Industry
The Company has been expecting a price increase of 5% due to the increased complexity of returns that will be required by the Affordable Care Act. However, a wide variety of exemptions have been issued by the government which will make it easier for taxpayers to file their returns this year without paying a penalty. Because the simpler return will cost less to prepare, the Company now expects to see a portion of this increase delayed until next year. The Company is projecting a 2½-3% fee increase in 2015 related to the ACA. This increase is in addition to the standard annual increase.

Income Statement
Revenues for the three months ended July 31, 2014 decreased by 2.8% to $7.8 million, versus $8.1 million in the prior year period. Franchise fee revenue declined $0.3 million. Franchise fee revenue is recognized as cash is received, and cash payments on prior year franchise notes were lower.

Operating expenses for the three months ended July 31, 2014 increased 25.3% to $21.9 million, versus $17.4 million in the prior year period. This increase was primarily driven by investments in staff and management for the overall growth of the business, and an increase in depreciation, amortization and impairment charges due to the rollout of our NextGen software platform for online customers last year. During the prior year period the Company also recorded a $0.9 million one-time benefit due to the reclassification of stock options back to equity instruments and in the current year period, the Company incurred severance costs of $0.5 million. For the full year the Company expects revenue growth to outpace operating expense growth.

Balance Sheet
The Company had a cash balance of $8.6 million at July 31, 2014. The Company has drawn $13.8 million on its revolving credit facility as of July 31, 2014 compared to $16.5 million at the prior year’s quarter end. During the first quarter we typically draw on this facility to provide for cash used in operations and for operating loans to franchisees.

Operational Results
During the first quarter of fiscal 2015, the Company was pleased to add 43 new franchisees, 26 of which purchased 28 new territories and the remaining 17 of which purchased at least one existing territory.

Conference Call
At 8:30 a.m. Eastern time on August 28, 2014, the Company will host a conference call for analysts, institutional investors and stockholders. To access the call, please dial the number below approximately 5 to 10 minutes prior to the scheduled starting time:

U.S.             855-611-0856
International         518-444-5569
Conference ID Code:     88168767

The call will also be webcast in a listen-only format. The link to the webcast can be accessed on the Company’s investor relations website at www.libertytax.com.

A telephonic replay of the call will be available beginning shortly after the call continuing until Thursday, September 4, 2014, by dialing 855-859-2056 (domestic) or 404-537-3406 (international). The conference ID code is 88168767. A replay of the webcast will also be available at the site listed above beginning shortly after its conclusion.

About Liberty Tax, Inc.
Founded in 1997 by CEO John T. Hewitt, Liberty Tax, Inc., formerly known as JTH Holding, Inc., is the parent company of Liberty Tax Service. Liberty Tax is the fastest-growing tax preparation franchise and has prepared almost 18 million individual income tax returns in more than 4,400 offices and online. Liberty Tax’s online services are available through eSmart Tax, Liberty Online and DIY Tax, and are all backed by the tax professionals at Liberty Tax locations and its nationwide network of approximately 35,000 seasonal tax preparers. Liberty Tax also supports local communities with fundraising endeavors and contributes as a national sponsor for many charitable causes. For a more in-depth look, visit Liberty Tax Service and interact with Liberty Tax on Twitter and Facebook.

About Non-GAAP Financial Information
This press release and the accompanying tables include non-GAAP financial information. For a description of these non-GAAP financial measures, including the reasons management uses each measure, and reconciliations of these non-GAAP financial measures to the most directly comparable financial measures prepared in accordance with generally accepted accounting principles, please see the section of the accompanying tables titled “Non-GAAP Financial Information.”

Forward Looking Statements
In addition to historical information, this release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including implied and express statements regarding future growth and our eligibility to file a registration statement in the future. These forward-looking statements, as well as Company guidance, are based upon the Company's current expectations and there can be no assurance that such expectations will prove to be correct. Because forward-looking statements involve risks and uncertainties and speak only as of the date on which they are made, the Company's actual results could differ materially from these statements. These risks and uncertainties relate to, among other things; uncertainties regarding the Company's ability to attract and retain clients; the effect of health care reform on tax preparation-related revenue; uncertainties regarding the Company’s ability to meet its prepared returns targets; competitive factors; the Company's effective income tax rate; litigation defense expenses and costs of judgments or settlements; and changes in market, economic, political or regulatory conditions. Information concerning these risks and uncertainties is contained in the Company’s annual report on Form 10-K and in other filings by the Company with the Securities and Exchange Commission. The Company does not undertake any duty to update any forward-looking statements, whether as a result of new information, future events, or otherwise.

Liberty Tax, Inc.
Condensed Consolidated Balance Sheets
Unaudited, amounts in thousands

	July 31,	July 31,	April 30,
	2014	2013	2014
Current assets:
Cash and cash equivalents	$ 8,649	$ 8,573	$ 46,080
Receivables, net	59,308	53,811	65,656
Available-for-sale securities	—	4,001	—
Income taxes receivable	10,946	4,017	—
Assets held for sale	5,425	—	4,413
Deferred income taxes	3,636	3,375	4,058
Other current assets	3,058	2,469	5,325
Total current assets	91,022	76,246	125,532

Property, equipment, and software, net	38,866	34,805	38,343
Notes receivable, excluding current portion, net	15,575	25,106	15,824
Goodwill	3,009	6,992	2,997
Other intangible assets, net	12,786	13,277	14,295
Other assets	2,207	2,228	1,772
Total assets	$ 163,465	$ 158,654	$ 198,763

Current liabilities:
Current installments of long-term debt	$ 3,042	$ 3,918	$ 6,797
Accounts payable and accrued expenses	8,963	6,866	15,023
Due to area developers	9,207	9,900	18,236
Income taxes payable	—	—	9,676
Deferred revenue - short-term portion	6,796	6,822	6,051
Total current liabilities	28,008	27,506	55,783

Long-term debt, excluding current installments	21,103	23,635	21,691
Revolving credit facility	13,822	16,505	—
Deferred revenue - long-term portion	8,097	9,108	8,059
Deferred income taxes	4,657	600	3,045
Total liabilities	75,687	77,354	88,578

Stockholders' equity:
Special voting preferred stock, $0.01 par value per share	—	—	—
Class A common stock, $0.01 par value per share	118	120	124
Class B common stock, $0.01 par value per share	9	9	9
Exchangeable shares, $0.01 par value	1	1	1
Additional paid-in capital	6,599	7,220	9,411
Accumulated other comprehensive income, net of taxes	184	1,285	66
Retained earnings	80,867	72,665	100,574
Total stockholders' equity	87,778	81,300	110,185
Total liabilities and stockholders' equity	$ 163,465	$ 158,654	$ 198,763

Liberty Tax, Inc.
Condensed Consolidated Statement of Operations
Unaudited, amounts in thousands, except per share and share data

	Three months ended July 31,
	2014	2013	$ change	% change
Revenues:
Franchise fees	$704	$ 1,039	$(335)	-32.2%
Area developer fees	1,825	1,803	22	1.2%
Royalties and advertising fees	1,694	1,449	245	16.9%
Financial products	457	449	8	1.8%
Interest income	2,194	2,234	(40)	-1.8%
Tax preparation fees, net of discounts	515	386	129	33.4%
Other revenue	450	705	(255)	-36.2%
Total revenues	7,839	8,065	(226)	-2.8%

Operating expenses:
Employee compensation and benefits	8,415	6,089	2,326	38.2%
Selling, general and administrative expenses	7,525	6,266	1,259	20.1%
Area developer expense	741	828	(87)	-10.5%
Advertising expense	2,882	2,684	198	7.4%
Depreciation, amortization, and impairment charges	2,299	1,578	721	45.7%
Total operating expenses	21,862	17,445	4,417	25.3%
Loss from operations	(14,023)	(9,380)	(4,643)	-49.5%

Other expense:
Foreign currency transaction loss	(1)	(7)	6	85.7%
Interest expense	(301)	(245)	(56)	-22.9%
Loss before income taxes	(14,325)	(9,632)	(4,693)	-48.7%
Income tax benefit	(5,681)	(3,705)	(1,976)	-53.3%
Net loss	$ (8,644)	$ (5,927)	(2,717)	-45.8%

Net loss per share of Class A and Class B
common stock
Basic and diluted	$ (0.67)	$(0.46)	$(0.21)	-45.7%

Weighted-average shares outstanding	12,867,273	12,895,286	(28,013)	-0.2%

Liberty Tax, Inc.
Condensed Consolidated Statements of Cash Flows
Unaudited, amounts in thousands
	Three months ended July 31,
	2014	2013
Cash flows from operating activities:
Net loss	$ (8,644)	$ (5,927)
Adjustments to reconcile net loss to net cash used in operating activities:
Provision for doubtful accounts	1,456	1,562
Depreciation, amortization and impairment charges	2,299	1,578
Stock-based compensation expense related to equity classified awards	687	175
Stock-based compensation income related to liability classified awards	—	(872)
Gain on bargain purchases and sales of company-owned offices	(95)	(351)
Deferred tax expense	2,034	592
Changes in accrued income taxes	(20,622)	(9,912)
Changes in other assets and liabilities	142	(1,390)
Net cash used in operating activities	(22,743)	(14,545)

Cash flows from investing activities:
Issuance of operating loans to franchisees	(8,505)	(7,296)
Payments received on operating loans to franchisees	1,325	999
Purchases of area developer rights and Company-owned offices	(128)	(2,145)
Proceeds from sale of Company-owned offices and area developer rights	643	3
Purchase of property, equipment, and software	(2,814)	(2,904)
Net cash used in investing activities	(9,479)	(11,343)

Cash flows from financing activities:
Proceeds from the exercise of stock options	4,543	1,492
Repurchase of common stock	(22,620)	(863)
Repayment of amounts due to former area developers	(3,840)	(1,439)
Repayment of other long-term debt	(641)	(490)
Borrowings under revolving credit facility	13,849	17,210
Repayments under revolving credit facility	(27)	(705)
Tax benefit of stock option exercises	3,509	258
Net cash provided by (used in) financing activities	(5,227)	15,463

Effect of exchange rate changes on cash, net	18	(15)
Net decrease in cash and cash equivalents	(37,431)	(10,440)
Cash and cash equivalents at beginning of period	46,080	19,013
Cash and cash equivalents at end of period	$ 8,649	$ 8,573

Supplementary cash flow data:
Cash paid for interest, net of capitalized interest	$ 231	$ 172
Cash paid for taxes, net of refunds	9,398	5,492

Liberty Tax, Inc.
Non-GAAP Financial Information
Unaudited, amounts in thousands, except per share data

We report our financial results in accordance with generally accepted accounting principles (GAAP). However, we believe certain non-GAAP performance measures and ratios used in managing the business may provide additional meaningful comparisons between current year results and prior periods. Reconciliations to GAAP financial measures are provided below. These non-GAAP financial measures should be viewed in addition to, not as an alternative for, our reported GAAP results.

			Loss from		Pretax
For the three months ended July 31, 2014	Revenues	Expenses	Operations	EBITDA	Loss	Net Loss	EPS

As Reported	$7,839	$21,862	$(14,023)	$(11,725)	$(14,325)	$(8,644)	$(0.67)

Adjustments:
Executive severance including stock-based
compensation	—	(483)	483	483	483	291	0.02
Litigation settlements	(4)	—	(4)	(4)	(4)	(2)	—
Stock-based compensation expense
excluding severance related expense	—	(494)	494	494	494	298	0.02
Foreign currency transaction loss	—	—	—	1	1	1	—
Total adjustments	(4)	(977)	973	974	974	588	0.04

As Adjusted	$7,835	$20,885	$(13,050)	$(10,751)	$(13,351)	$(8,056)	$(0.63)

			Loss from
For the three months ended July 31, 2013	Revenues	Expenses	Operations	EBITDA	Pretax Loss	Net Loss	EPS

As Reported	$8,065	$17,445	$(9,380)	$(7,809)	$(9,632)	$(5,927)	$(0.46)

Adjustments:
Restatement costs	—	(99)	99	99	99	61	—
Litigation settlements	(2)	—	(2)	(2)	(2)	(1)	—
Stock-based compensation expense related to
conversion from equity to liability instruments	—	872	(872)	(872)	(872)	(536)	(0.04)
Stock-based compensation expense	—	(175)	175	175	175	108	0.01
Foreign currency transaction loss	—	—	—	7	7	4	—
Total adjustments	(2)	598	(600)	(593)	(593)	(364)	(0.03)

As Adjusted	$8,063	$18,043	$(9,980)	$(8,402)	$(10,225)	$(6,291)	$(0.49)

As Reported Year over Year $ Change	$(226)	$4,417	$(4,643)	$(3,916)	$(4,693)	$(2,717)	$(0.21)
% Change	-3%	25%	-49%	-50%	-49%	-46%	-46%

As Adjusted Year over Year $ Change	$(228)	$2,842	$(3,070)	$(2,349)	$(3,126)	$(1,765)	$(0.14)
% Change	-3%	16%	-31%	-28%	-31%	-28%	-29%